Griffon Corporation Announces Third Quarter Results

Consolidated Revenue Increases 5% to $480 million
EPS of $0.16 vs. $0.08 in Prior Year Quarter
Adjusted EPS of $0.13 vs. $0.05 in Prior Year Quarter

NEW YORK, NEW YORK, August 2, 2012 – Griffon Corporation (NYSE: GFF) today reported results for the third quarter ended June 30, 2012.

Third quarter revenue totaled $480 million, increasing 5% compared to the 2011 quarter. Home and Building Products (“HBP”) and Clopay Plastics (“Plastics”) drove the consolidated increase with revenue growth of 11% and 3%, respectively; Telephonics revenue decreased 2%.

Third quarter net income totaled $9.0 million, or $0.16 per share, compared to $4.9 million, or $0.08 per share, in the prior year quarter. Current quarter adjusted net income was $7.4 million, or $0.13 per share, compared to $3.2 million, or $0.05 per share, in the prior year quarter. Third quarter 2012 results included discrete tax benefits, net, of $1.6 million, or $0.03 per share. Third quarter 2011 results included discrete tax items and the impact of changes in the expected annual effective rate, net, of $3.1 million, or $0.05 per share, and restructuring charges of $2.1 million ($1.4 million, net of tax, or $0.02 per share).

Ron Kramer, Chief Executive Officer, commented “We are pleased with the third quarter results. Our businesses are performing well in what continues to be a difficult macroeconomic environment. Plastics continued to show improvement from the initiatives undertaken to address manufacturing inefficiencies arising from our capacity expansions in Europe and Brazil. Telephonics generated modest core revenue growth and continues to perform well in an otherwise challenging defense budgetary environment. Home and Building Products revenue grew from both the Southern Patio acquisition and continued organic growth in our doors business.”

Mr. Kramer continued, “Our businesses are well-positioned for continued growth and improved profitability. We remain committed to driving shareholder value through a range of opportunities including organic improvement, a disciplined approach to capital investment and, in the longer term, our ongoing evaluation of additional strategic transactions.”

For the current quarter, Segment adjusted EBITDA totaled $51.8 million, increasing 27% compared to $40.7 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding corporate overhead, interest, taxes, depreciation and amortization, acquisition-related costs, restructuring charges, costs related to the fair value of inventory for acquisitions and the benefit (loss) of debt extinguishment, as applicable.

Segment Operating Results

Telephonics

Revenue in the 2012 quarter decreased $2.4 million compared to the prior year quarter. In the current and prior year quarters, revenue included $2.7 million and $5.8 million, respectively, related to the Counter Remote Control Improvised Explosive Device Electronic Warfare 3.1 (“CREW 3.1”) program for which Telephonics serves as a contract manufacturer. Excluding CREW 3.1 from both periods, revenue increased 1% over the prior year quarter primarily attributable to LAMPS MMR, partially offset by lower sales on the C-17 program.

Segment adjusted EBITDA in the 2012 quarter was $15.9 million, increasing 31% from the prior year quarter, mainly driven by higher gross profit from a combination of favorable program mix and manufacturing efficiencies, partially offset by somewhat higher selling, general and administrative expenses primarily due to the timing of proposal activities. Telephonics profitability also benefited from cost reductions resulting from the voluntary early retirement plan undertaken in the prior year and other restructuring activities implemented earlier this year.

Contract backlog totaled $422 million at June 30, 2012 compared to $417 million at September 30, 2011, with approximately 69% expected to be filled in the next twelve months.

Plastic Products

Revenue in the 2012 third quarter increased $4.4 million, or 3%, compared to the 2011 quarter, primarily due to higher North American and European volume (12%) and the pass through of higher resin costs in customer selling prices (1%), partially offset by the impact of translation of European and Brazilian results into a stronger U.S. dollar (8%) and product mix (2%).

Segment adjusted EBITDA in the 2012 quarter increased $4.1 million, or 67%, compared to the prior year quarter, primarily driven by higher volume and improved efficiency on past capital initiatives undertaken in Germany and Brazil, partially offset by higher resin costs and higher selling, general and administrative expenses. Excluding the unfavorable resin impact, EBITDA would have increased 87% compared to the third quarter 2011.

Home & Building Products

Revenue in the 2012 quarter increased $23.0 million, or 11%, compared to the prior year quarter. For the 2012 quarter, ATT revenue increased 14% primarily due to the inclusion of Southern Patio, acquired in October 2011. CBP revenue increased 7% mainly as a result of higher volume and favorable mix.

Segment adjusted EBITDA in the 2012 quarter was $25.8 million, a 15% increase compared to $22.5 million in the prior year quarter. The increase was driven by higher volume, favorable mix, improved manufacturing efficiencies and the inclusion of Southern Patio’s operating profit in the current period’s results, partially offset by somewhat higher material costs.

Taxes

The tax rate for the current quarter was a provision of 39.7%, compared to a benefit of 81.3% in the prior year quarter. The current quarter’s rate reflects the benefit from the release of previously established reserves for uncertain tax positions on conclusion of certain tax audits. The prior year effective rate included benefits arising on the filing of tax returns in various jurisdictions and the impact of tax planning initiatives related to unremitted foreign earnings. Excluding discrete items, the current quarter’s rate was 50.5%, which reflects the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, as well as the impact of tax reserves and a change in earnings mix between domestic and non-domestic operations. Excluding discrete items, the prior year quarter’s rate was 77.7%, which reflected the combined effects of the nominal pretax income in the quarter with a forecast full year pretax loss for 2011, as well as fluctuations in the full year expected effective tax rate driven by changes in earnings mix between domestic and non-domestic operations.

Balance Sheet and Capital Expenditures

At June 30, 2012, the Company had cash and equivalents of $172 million, total debt outstanding of $703 million, net of discounts, and $178 million available for borrowing under its revolving credit facility. Capital expenditures were $17.5 million in the third quarter. The Company expects capital spending of $65 to $70 million for 2012.

Conference Call Information

The Company will hold a conference call today, August 2, 2012, at 4:30 PM ET.

The call can be accessed by dialing 1-888-359-3610 (U.S. participants) or 1-719-325-2161 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on August 2, 2012 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 9945129. The replay will be available through August 16, 2012.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; a reduction in government military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; weather patterns; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

	-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

	-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•

Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	Anthony Gerstein

Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges, acquisition costs and costs related to the fair value of inventory for acquisitions (“Segment Adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment Adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2012	2011	2012	2011

REVENUE

Home & Building Products:
ATT	$130,311	$114,144	$362,374	$353,985
CBP	106,910	100,099	309,825	290,840

Home & Building Products	237,221	214,243	672,199	644,825
Telephonics	101,116	103,530	319,621	315,334
Plastics	141,909	137,509	421,889	385,654

Total consolidated net sales	$480,246	$455,282	$1,413,709	$1,345,813

Segment operating profit (loss):
Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs:
Home & Building Products	$25,831	$22,487	$59,434	$59,640
Telephonics	15,886	12,122	46,912	37,457
Plastics	10,117	6,048	27,462	27,065

Total Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs	51,834	40,657	133,808	124,162
Unallocated amounts, less acquisition costs	(7,253)	(7,781)	(20,041)	(19,468)
Loss from debt extinguishment, net	—	—	—	(26,164)
Net interest expense	(12,855)	(12,463)	(38,775)	(34,839)
Segment depreciation and amortization	(16,733)	(15,607)	(48,373)	(44,817)
Restructuring charges	—	(2,118)	(1,795)	(4,723)
Fair value write-up of acquired inventory sold	—	—	—	(15,152)
Acquisition costs	—	—	(178)	—

Income (loss) before taxes	$14,993	$2,688	$24,646	$(21,001)

Unallocated amounts typically include general corporate expenses not attributable to a reportable segment.

The following is a reconciliation of each segment’s operating results to Segment Adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2012	2011	2012	2011

Home & Building Products
Segment operating profit	$17,482	$13,512	$35,412	$18,820
Depreciation and amortization	8,349	7,460	23,571	21,548
Fair value write-up of acquired inventory sold	—	—	—	15,152
Restructuring charges	—	1,515	273	4,120
Acquisition costs	—	—	178	—

Segment adjusted EBITDA	25,831	22,487	59,434	59,640

Telephonics
Segment operating profit	14,113	9,725	40,171	31,643
Depreciation and amortization	1,773	1,794	5,219	5,211
Restructuring charges	—	603	1,522	603

Segment adjusted EBITDA	15,886	12,122	46,912	37,457

Clopay Plastic Products
Segment operating profit	3,506	(305)	7,879	9,007
Depreciation and amortization	6,611	6,353	19,583	18,058

Segment adjusted EBITDA	10,117	6,048	27,462	27,065

All segments:
Income from operations - as reported	28,202	15,006	62,698	36,595
Unallocated amounts	7,253	7,781	20,041	19,468
Other, net	(354)	145	723	3,407

Segment operating profit	35,101	22,932	83,462	59,470
Depreciation and amortization	16,733	15,607	48,373	44,817
Fair value write-up of acquired inventory sold	—	—	—	15,152
Restructuring charges	—	2,118	1,795	4,723
Acquisition costs	—	—	178	—

Segment adjusted EBITDA	$51,834	$40,657	$133,808	$124,162

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2012	2011	2012	2011

Revenue	$480,246	$455,282	$1,413,709	$1,345,813
Cost of goods and services	364,601	356,113	1,092,555	1,057,642

Gross profit	115,645	99,169	321,154	288,171

Selling, general and administrative expenses	87,443	82,045	256,661	246,853
Restructuring and other related charges	—	2,118	1,795	4,723

Total operating expenses	87,443	84,163	258,456	251,576

Income from operations	28,202	15,006	62,698	36,595

Other income (expense)
Interest expense	(12,932)	(12,569)	(39,000)	(35,111)
Interest income	77	106	225	272
Loss from debt extinguishment, net	—	—	—	(26,164)
Other, net	(354)	145	723	3,407

Total other income (expense)	(13,209)	(12,318)	(38,052)	(57,596)

Income (loss) before taxes	14,993	2,688	24,646	(21,001)
Provision (benefit) for income taxes	5,945	(2,184)	11,083	(10,192)

Net income (loss)	$9,048	$4,872	$13,563	$(10,809)

Basic earnings (loss) per common share	$0.16	$0.08	$0.24	$(0.18)

Weighted-average shares outstanding	56,034	59,606	56,032	59,387

Diluted earnings (loss) per common share	$0.16	$0.08	$0.24	$(0.18)

Weighted-average shares outstanding	57,495	60,525	57,311	59,387

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2012	At September 30, 2011

CURRENT ASSETS
Cash and equivalents	$171,912	$243,029
Accounts receivable, net of allowances of $5,212 and $6,072	261,854	267,471
Contract costs and recognized income not yet billed, net of progress payments of $1,969 and $9,697	65,537	74,737
Inventories, net	269,878	263,809
Prepaid and other current assets	49,897	48,828
Assets of discontinued operations	1,303	1,381

Total Current Assets	820,381	899,255
PROPERTY, PLANT AND EQUIPMENT, net	357,627	350,050
GOODWILL	357,916	357,888
INTANGIBLE ASSETS, net	230,176	223,189
OTHER ASSETS	27,812	31,197
ASSETS OF DISCONTINUED OPERATIONS	2,974	3,675

Total Assets	$1,796,886	$1,865,254

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$17,581	$25,164
Accounts payable	145,608	186,290
Accrued liabilities	94,671	99,631
Liabilities of discontinued operations	3,077	3,794

Total Current Liabilities	260,937	314,879
LONG-TERM DEBT, net of debt discount of $17,406 and $19,693	685,355	688,247
OTHER LIABILITIES	193,523	204,434
LIABILITIES OF DISCONTINUED OPERATIONS	4,033	5,786

Total Liabilities	1,143,848	1,213,346
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	653,038	651,908

Total Liabilities and Shareholders’ Equity	$1,796,886	$1,865,254

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$13,563	$(10,809)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,668	45,078
Fair value write-up of acquired inventory sold	—	15,152
Stock-based compensation	7,599	6,767
Provision for losses on accounts receivable	532	734
Amortization/write-off of deferred financing costs and debt discounts	4,497	5,203
Loss from debt extinguishment, net	—	26,164
Deferred income taxes	(1,185)	(3,550)
(Gain) loss on sale/disposal of assets	59	(240)
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	10,601	1,243
Increase in inventories	(4,171)	(19,994)
Increase in prepaid and other assets	(3,970)	(2,243)
Decrease in accounts payable, accrued liabilities and income taxes payable	(49,574)	(51,075)
Other changes, net	3,728	625

Net cash provided by operating activities	30,347	13,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(57,695)	(64,974)
Acquired business, net of cash acquired	(22,432)	(855)
Change in funds restricted for capital projects	—	3,875
Change in equipment lease deposits	—	—
Proceeds from sale of assets	281	1,333

Net cash used in investing activities	(79,846)	(60,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend	(3,564)	—
Purchase of shares for treasury	(5,670)	—
Proceeds from issuance of long-term debt	4,000	640,963
Payments of long-term debt	(14,563)	(495,209)
Change in short-term borrowings	(1,262)	12,730
Financing costs	(97)	(21,343)
Purchase of ESOP shares	—	(15,674)
Exercise of stock options	—	20
Tax effect from exercise/vesting of equity awards, net	834	2,334
Other, net	67	22

Net cash provided by (used in) financing activities	(20,255)	123,843

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,690)	(829)

Net cash used in discontinued operations	(1,690)	(829)

Effect of exchange rate changes on cash and equivalents	327	1,304

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(71,117)	76,752
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	243,029	169,802

CASH AND EQUIVALENTS AT END OF PERIOD	$171,912	$246,554

Griffon evaluates performance based on Earnings per share and Net income (loss) excluding restructuring charges, loss from debt extinguishment, discrete tax items, acquisition costs and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings (loss) per share and Net income (loss) to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2012	2011	2012	2011

Net income (loss)	$9,048	$4,872	$13,563	$(10,809)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	16,813
Fair value write-up of acquired inventory sold	—	—	—	9,849
Restructuring and related	—	1,377	1,167	3,070
Acquisition costs	—	—	116	—
Discrete tax benefits	(1,626)	(3,077)	(1,626)	(4,513)

Adjusted net income	$7,422	$3,172	$13,220	$14,410

Earnings (loss) per common share	$0.16	$0.08	$0.24	$(0.18)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	0.28
Fair value write-up of acquired inventory sold	—	—	—	0.17
Restructuring	—	0.02	0.02	0.05
Acquisition costs	—	—	0.00	—
Discrete tax benefits	(0.03)	(0.05)	(0.03)	(0.08)

Adjusted earnings per share	$0.13	$0.05	$0.23	$0.24

Weighted-average shares outstanding (in thousands)	57,495	60,525	57,311	59,387